Exhibit 10.9

AGREEMENT

This AGREEMENT (this “Agreement”), dated as of October 29, 2014 by and between Integrity Bank, a Pennsylvania corporation (the “Bank”), and James T. Gibson (the “Executive”).

WHEREAS, contemporaneously herewith, Integrity Bancshares, Inc. (the “Company”), of which the Bank is a wholly-owned subsidiary, is entering into an Agreement and Plan of Merger, dated as of October 29, 2014, by and between S&T Bancorp, Inc. (“S&T”) and the Company (the “Merger Agreement”) pursuant to which the Company will be merged with and into S&T and the Bank will become a wholly-owned subsidiary of S&T; and

WHEREAS, the Bank and the Executive desire to amend the Executive Employment Agreement, dated effective January 1, 2014, between the Executive and the Bank (the “Employment Agreement”) and the Supplemental Executive Retirement Plan, dated February 5, 2014, between the Executive and the Bank (the “SERP”), and to make certain other covenants as set forth herein;

NOW, THEREFORE, in consideration of the terms and mutual covenants herein and for other good and valuable consideration (the receipt of which is hereby acknowledged by the parties hereto), the parties agree as follows:

1. The Employment Agreement is hereby amended as follows:

(a) The first sentence of Section 9(a) is hereby amended to read as follows:

The Executive shall not, directly or indirectly, within the marketing area of the Institution and its Subsidiaries (defined as all areas within 50 miles of any office or other facility of the Institution or any Subsidiary where the Institution or any Subsidiary has established an active and material market presence) enter into or engage generally in direct or indirect competition with the Institution in the business of banking, financial services or any banking, financial services, or trust related business, either directly or indirectly, as an individual on his own or as a partner or joint venturer, or as a director, officer, shareholder (except as an incidental shareholder), employee or agent of any such business, for a period of three years after the date of his termination of employment with the Institution for any reason.

(b) The first sentence of Section 9(c) is hereby amended to read as follows:

The Executive shall not entice or solicit, directly or indirectly, any executives or key management personnel of the Institution to leave the employ of the Institution or its Subsidiaries to work with the Executive or any entity with which the Executive has affiliated for a period of three years following the Executive’s termination of employment with the Institution for any reason.

(c) The first sentence of Section 9(d) is hereby amended to read as follows:

The Executive shall not entice or solicit, directly or indirectly, any client or customer of the Institution or any Subsidiary for a period of three years following the Executive’s termination of employment with the Institution for any reason.

(d) Section 9 is hereby amended to add a new Sections (f) and (g) to read as follows:

(f) EXTENSION. In the event that the Executive breaches any of the provisions contained in Section 9 and the Institution seeks compliance with such provisions by judicial proceedings, the time period during which the Executive is restricted by such provisions shall be extended by the time during which the Executive has actually competed with the Institution or any of its Subsidiaries or been in violation of any such provision and any period of litigation required to enforce the Executive’s obligations under this Agreement.

(g) ENFORCEMENT. The Executive and the Institution intend that this Section 9 be enforced as written. However, if one or more of the provisions contained in Section 9 shall for any reason be held to be unenforceable because of the duration or scope of such provision or the area covered thereby, the Executive and the Institution agree that the court making such determination shall have the full power to reform, by “blue penciling” or any other means, the duration, scope and/or area of such provision and in its reformed form such provision shall then be enforceable and shall be binding on the parties.

(e) The first sentence of Section 11(d) is hereby amended to replace in the first clause (iii) thereof the phrase “the Executive terminates employment for any reason during the thirty (30)-day period beginning on the date that is twelve (12) months following the date of the Change in Control, then the Institution shall (i) make a lump-sum payment to the Executive equal to 2.99 times the Executive’s “base amount” (as such term is defined in Code Section 280G(b)(3))” with the following:

the Executive terminates employment for any reason during the one-year period beginning immediately following the Change in Control, then the Institution shall within thirty (30) days after the Executive’s termination of employment make a lump-sum payment to the Executive equal to $1,674,400;

2. The first two sentences of Section 2.4 of the SERP (“Change in Control Benefit”) are hereby replaced with the following:

In the event of a Separation From Service prior to Normal Retirement Age in connection with or following a Change in Control, the Employer shall pay the Executive an annual benefit, payable in equal monthly installments commencing the month following the Executive’s Separation from Service and continuing for ten years, that has an aggregate lump-sum present value (determined as of the date of the Change in Control using the Discount Rate in effect as of the date of this Amendment) equal to $1 million.

3. The Executive’s annual bonus for 2014 shall be paid not later than December 31, 2014. In addition, the Bank shall pay to the Executive within five business days after the date of this Agreement a bonus in respect of calendar year 2014 services in the amount of $10,000, which shall be taken into account in determining the amount of any annual bonus that may be paid to the Executive in respect of calendar year 2014.

4. The Executive acknowledges and agrees that the covenants of the Bank hereunder represent adequate and additional consideration for the Executive’s covenants hereunder, including but not limited to those made pursuant to Sections 1(a)-(d) hereof.

5. The Employment Agreement and the SERP shall remain in full force and effect, except as amended hereby.

6. This Agreement shall become effective as of the date first written above; provided, however, that if the Merger Agreement terminates in accordance with Section VIII thereof, this Agreement shall thereupon immediately terminate and be of no force or effect.

7. This Agreement shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the subject matter hereof.

8. Only an instrument in writing signed by the parties hereto may amend this Agreement, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

9. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive.

10. The Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank to assume this Agreement in the same manner and to the same extent that the Bank would have been required to perform it if no such succession had taken place. As used in this Agreement, “Bank” shall mean the Bank and any such successor (or successors) that assumes this Agreement, by operation of law or otherwise.

11. The Bank may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Bank may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood, that the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

12. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to its principles of conflicts of law.

13. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile of a signature shall be deemed to be and have the effect of an original signature.

14. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INTEGRITY BANK

/s/ Steven J. Weingarten
Name:	Steven J. Weingarten
Title:	Chairman/Personnel Committee

/s/ James T. Gibson
JAMES T. GIBSON

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